Filed under Rule 433
File No. 333-236742-01

Final Term Sheet

August 1, 2022

Issuer:	Consumers Energy Company
Securities:	3.60% First Mortgage Bonds due 2032 (the “2032 Bonds”)
4.20% First Mortgage Bonds due 2052 (the “2052 Bonds”)
Aggregate Principal Amount Offered:
2032 Bonds:	$350,000,000
2052 Bonds:	$450,000,000
Maturity Date:
2032 Bonds:	August 15, 2032
2052 Bonds:	September 1, 2052
Coupon:
2032 Bonds:	3.60%
2052 Bonds:	4.20%
Yield to Maturity:
2032 Bonds:	3.609%
2052 Bonds:	4.204%
Spread to Benchmark Treasury:
2032 Bonds:	+100 basis points
2052 Bonds:	+125 basis points
Benchmark Treasury Security:
2032 Bonds:	2.875% due May 15, 2032
2052 Bonds:	2.250% due February 15, 2052
Benchmark Treasury Price and Yield:
2032 Bonds:	102-09; 2.609%
2052 Bonds:	86-06; 2.954%
Interest Payment Dates:
2032 Bonds:	February 15 and August 15
2052 Bonds:	March 1 and September 1
First Interest Payment Date:
2032 Bonds:	February 15, 2023
2052 Bonds:	March 1, 2023
Record Dates:
2032 Bonds:	February 1 and August 1
2052 Bonds:	February 15 and August 15
Public Offering Price:
2032 Bonds:	99.925%
2052 Bonds:	99.929%
Optional Redemption:
2032 Bonds:	Make-whole call at any time prior to February 15, 2032 at the Treasury Rate plus 15 basis points and,

thereafter, at par
2052 Bonds:	Make-whole call at any time prior to March 1, 2052 at the Treasury Rate plus 20 basis points and, thereafter, at par
Trade Date:	August 1, 2022
Settlement Date:	August 11, 2022 (T+8)
Expected Ratings
(Moody’s / S&P / Fitch):	A1 (stable) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
KeyBanc Capital Markets Inc.
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
Co-Managers:	Comerica Securities, Inc.
Fifth Third Securities, Inc.
Loop Capital Markets LLC
CUSIP/ISIN:
2032 Bonds:	210518 DP8 / US210518DP81
2052 Bonds:	210518 DQ6 / US210518DQ64

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848, PNC Capital Markets LLC toll-free at (855) 881-0697 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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